Exhibit 21.1

SUBISDIARIES OF SEANERGY MARITIME HOLDINGS CORP.

Subsidiary	Jurisdiction of Incorporation

Seanergy Management Corp.	Marshall Islands
Seanergy Shipmanagement Corp.	Marshall Islands
Sea Glorius Shipping Co.	Marshall Islands
Sea Genius Shipping Co.	Marshall Islands
Leader Shipping Co.	Marshall Islands
Premier Marine Co.	Marshall Islands
Gladiator Shipping Co.	Marshall Islands
Emperor Holding Ltd.	Marshall Islands
Fellow Shipping Co.	Marshall Islands
Champion Marine Co.	Marshall Islands
Traders Shipping Co.	Marshall Islands
Squire Ocean Navigation Co.	Liberia
Lord Ocean Navigation Co.	Liberia
Knight Ocean Navigation Co.	Liberia
Good Ocean Navigation Co.	Liberia
Martinique International Corp.	British Virgin Islands
Harbour Business International Corp.	British Virgin Islands
Maritime Glory Shipping Limited	British Virgin Islands
Maritime Grace Shipping Limited	British Virgin Islands
Pembroke Chartering Services Limited	Malta
Champion Ocean Navigation Co. Limited	Malta
Partner Shipping Co. Limited	Malta
Maritime Capital Shipping Limited	Bermuda
Maritime Capital Shipping (HK) Limited	Hong Kong